Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
October 31, 2013

Thank you, Steve and good morning everyone.

Yesterday, we reported strong third quarter results with earnings per share of $1.26 and $1.1 billion in revenues. Our net income grew by more than 57% over last year, resulting in the most profitable quarter in Trinity’s history. All of our business groups performed well, led by the Rail Group, which had a record operating profit margin of 16.9% on the strength of 6,225 railcars delivered.

During the third quarter, we purchased 540,000 shares of our common stock in the open market for a total cost of $24 million. This brings total purchases of our common stock during the last two quarters to 1.8 million shares. Our current share repurchase program has $126 million of remaining authorization through the end of 2014. Additionally, as previously announced in September, we increased our dividend by 15%, effective with the October payment made today. Together with the 2 cent per share increase declared in May, the Company has increased its quarterly dividend by 36% in 2013. These actions reflect an ongoing commitment to the return of capital to our shareholders as a part of our overall capital allocation strategy.

I will now turn to our current outlook for the remainder of 2013.

For the fourth quarter of 2013, we expect earnings per share of between $1.24 and $1.34. As a result of this fourth quarter guidance and our performance during the third quarter, our new expectation for earnings per share for the full year is between $4.55 and $4.65, including the effect of discontinued operations.

In the Rail Group, our 2013 revenue guidance is now between $2.8 billion and $2.9 billion based on our delivery guidance of between 24,000 and 24,500 railcars. We expect a full-year operating margin of between 16.75% and 17.25% for the Rail Group. This Group continues to post solid margins and maintains an order backlog of $5.1 billion of railcars for future deliveries.

In the Inland Barge Group, we now expect full-year revenues of between $560 million and $575 million in 2013. Our barge business continues to deliver from a strong backlog of tank barges and its manufacturing conversions have gone well, leading to increased operating margin guidance of between 16% and 16.5% for the year.

In the Energy Equipment Group, we are increasing our 2013 revenue guidance to between $645 million and $660 million. We expect the range of operating margin for the year to between 8.75% and 9.25%. We are pleased to announce a backlog for wind towers of $610 million as of September 30th, as a result of order activity during the third quarter; this backlog represents orders that carry us through 2015 at our facilities.

In the Construction Products Group, we expect full-year revenues of between $525 million and $540 million in 2013, with an operating margin of between 9.75% and 10.25%. As a reminder, seasonality is a factor in this business segment’s results and the second and third quarters typically represent the high points of the year for the construction season.

In the Railcar Leasing and Management Services Group, we have tightened our 2013 revenue and operating profit guidance to between $580 million and $595 million and between $265 million and $275 million, respectively, due to higher rates on our lease renewals for railcars. As a reminder, the operating results for our railcar leasing joint ventures, TRIP and RIV 2013, are fully consolidated within the Railcar Leasing and Management Services Group. The earnings related to the equity not held by Trinity are deducted from Trinity’s Net Income through the non-controlling interest line at the bottom of the income statement. We now expect between $15 million and $17 million of earnings to be deducted in 2013 due to increased forecasted income from these portfolios. As a result of TRIP and RIV 2013’s partnership tax status, it is important to note that taxes are not applied to the amount of non-controlling earnings deducted.

We are now expecting between $750 million and $775 million of revenue eliminations and between $130 million and $140 million of operating profit eliminations due to the addition of new railcars to the lease fleet. We will also have between $220 million and $240 million of revenue eliminations for other intercompany transactions.

During the first nine months of the year, we recorded $13.1 million of profit from railcar sales from the lease fleet. Our annual guidance does not include any operating profit from railcar sales during the fourth quarter. Our leasing group will continue to be an active participant in the secondary market and will evaluate opportunities to conduct external sales and fleet acquisitions as they arise.

During 2013, we expect a net investment in new railcars for the lease fleet of approximately $540 million to $555 million. This guidance includes 100% of the investment in new railcars that have been sold to RIV 2013 as well as the proceeds received from railcar sales to third parties that have occurred year to date.

Full-year manufacturing and corporate capital expenditures for 2013 are now expected to be between $125 million and $145 million. We expect Corporate expenses to range from $68 million to $73 million for the year.

Primarily as a result of TRIP’s conversion to and RIV 2013’s election of partnership tax status and tax benefits allowed to US manufacturers, we now expect a tax rate of 34% to 36% for the full year.

Our annual guidance uses a full-year weighted average share count of 76.5 million shares for the purpose of calculating fully diluted EPS. As a reminder, we are required to report EPS using the two class method of accounting, the result of which should be the reduction of EPS attributable to Trinity by approximately 16 cents per share for the full year 2013, compared to calculating Trinity’s EPS directly from the face of the income statement. This is included in our EPS guidance.

Our results during 2013 will be influenced by multiple factors, including: the amount of operating leverage and efficiencies that our manufacturing businesses can achieve; the level of sales and profitability of railcars; the amount of profit eliminations due to railcar additions to the Leasing Group; and the impact of weather conditions on our operations and delivery schedules.

Our full-year guidance reflects earnings per share growth of more than 40% as compared to 2012 and would result in record annual earnings for Trinity. We remain very pleased with the focused dedication of all our employees who helped deliver this impressive growth and high quality earnings.

We continue to seek investment opportunities - both organically and externally - that will add value to our diversified industrial portfolio. Our total liquidity at the end of the third quarter was $1.2 billion, positioning us to consider a wide range of acquisition opportunities. As we consider various opportunities, we are focused on those that enhance our competencies, complement our product offerings, and expand our reach in the markets that we are pursuing. We are actively evaluating multiple acquisition opportunities and will provide updates as appropriate when transactions are completed.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --